Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-___) pertaining to the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership of our reports dated March 10, 2005 and March 12, 2005, with respect to the consolidated financial statements of Arden Realty, Inc. and Arden Realty Limited Partnership included in their Annual Reports (Forms 10-K as amended by Forms 10-K/A) for the year ended December 31, 2004, Arden Realty, Inc.’s and Arden Realty Limited Partnership’s management’s assessments of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arden Realty, Inc. and Arden Realty Limited Partnership, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

July 13, 2005